EXHIBIT 10.17
MICROCHIP TECHNOLOGY INCORPORATED

2004 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms used in this Notice of Grant of Restricted Stock Units (“Grant Notice”) shall have the same meanings as those defined in the 2004 Equity Incentive Plan (the “Plan”).

Grantee:	%%FIRST_NAME%-% %%LAST_NAME%-%

You have been granted an Award of Restricted Stock Units (“RSUs”) subject to and in accordance with the express terms and conditions of the Plan and the Restricted Stock Unit Agreement, including the appendix for your country, if any (“Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) attached hereto as Exhibit A. The Plan and Agreement are incorporated herein in their entirety. Each RSU is equivalent to the right to receive one share of Common Stock of the Company (“Share”) for purposes of determining the number of Shares subject to this Award. No Shares will be issued until the vesting conditions of the Award described below are satisfied and the restrictions lapse, subject to the terms and conditions set forth in the Plan and the Agreement. This Award does not entitle Grantee to any stockholder rights with respect to the underlying Shares until the vesting conditions of the Award described below are satisfied, the restrictions lapse and Shares are issued to him/her. Additional terms of this Award are as follows:

Grant Number:	%%NUM %-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Vest Begin Date:	%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%;
Vesting Period:	%VEST_PERIOD%
Purchase Price Per RSU	$0.00 (USD)
Total Number of RSU's Granted:	%%TOTAL_SHARES_GRANTED%-%
Vesting Schedule. The RSUs vest and all restrictions lapse according to the following schedule: %VEST_SCHEDULE%. All vesting is contingent upon the Grantee’s continual status as a Service Provider measured from the Grant Date through the applicable Vest Date.
Termination Period. This Award automatically terminates and Grantee’s rights are forfeited with respect to any portion of the RSUs unvested on the date Grantee ceases to be a Service Provider or in the event that Grantee has not accepted this Grant in accordance with Company procedures 31 days or more prior to its Vest Begin Date. In no event shall this Award vest later than the Vesting Schedule outlined above.
Binding Agreements. By signature of Company's representative below, and Grantee’s acceptance of this Grant in accordance with Company procedures, the parties agree that this Grant Notice, the Agreement, and the Plan constitute Grantee’s entire agreement with respect to this Award and agree to be bound by the terms therein. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Agreement, and/or this Award. This Award may be modified by the Company, but in accordance with Section 21(c) of the Plan, it may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee. The Company will administer the Plan from the United States of America. The internal laws of the State of Arizona, United States of America, but not its choice of law principles, will govern this Award.

GRANTEE		MICROCHIP TECHNOLOGY INCORPORATED

Acceptance: By Electronic Signature	By:	/s/ Steve Sanghi
Steve Sanghi, President and CEO

Exhibit A
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNITS AGREEMENT
1.Grant of Restricted Stock Units. Microchip Technology Incorporated (the “Company”) hereby grants to the Grantee named in the Notice of Grant of Restricted Stock Units (“Grant Notice”) an Award of Restricted Stock Units (“RSUs”), as set forth in the Grant Notice and subject to the terms and conditions in this Restricted Stock Unit Agreement, including any appendix for the Grantee’s country (the “Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) and the Company’s 2004 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
2.Company's Obligation. Each RSU represents the right to receive a Share in accordance with the Vesting Period in the Grant Notice. Unless and until the RSUs vest, the Grantee will have no right to receive Shares underlying such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Subject to paragraph 4 of this Agreement, the RSUs awarded by this Agreement will vest and all restrictions lapse according to the vesting schedule specified in the Grant Notice.
4.Forfeiture upon Termination as a Service Provider. Notwithstanding any contrary provision of this Agreement or the Grant Notice, if the Grantee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited (as determined in accordance with paragraph 10(j) below) at no cost to the Company.
5.Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 of this Agreement will be paid to the Grantee (or in the event of the Grantee's death, to his or her estate) in Shares (unless otherwise determined by the Administrator and stated in the Appendix), upon satisfaction, as determined by the Company, of any Tax-Related Items as set forth in paragraph 9 of this Agreement. The Shares will be issued to the Grantee as soon as practicable after the Vesting Date, but in any event, within the period ending on the later to occur of the date that is two and a half (2 ½) months from the end of (i) the Grantee’s tax year that includes the applicable Vesting Date, or (ii) the Company’s tax year that includes the applicable vesting date.
6.Payments after Death. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Grant is Not Transferable. Except to the limited extent provided in paragraph 6 of this Agreement, RSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs grant and the rights and privileges conferred hereby immediately will become null and void.
8.Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until the Grantee’s rights with respect to the RSUs have become vested and certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee or Grantee’s broker or the Shares have been electronically transferred to Grantee’s account.
9.Tax Obligations. The Grantee acknowledges that regardless of any action taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the issuance of Shares on the relevant Vesting Date, the subsequent sale of Shares acquired at vesting of the RSUs, if any, and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Grantee shall pay or make appropriate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, by the Grantee’s acceptance of the RSUs, the Grantee authorizes and directs the Company and/or the Employer and any brokerage firm determined acceptable by the Company, at their sole discretion, to satisfy any applicable withholding obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the RSUs, either through a voluntary sale or through a mandatory sale arrangement by the Company (on the Grantee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon vesting of the RSUs; or (iv) by requiring direct payment from the Grantee in cash (or its equivalent).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the Grantee’s and/or the Company’s withholding obligations for Tax-Related Items are satisfied as described in (iii) of this paragraph, the Company will endeavor to sell only the number of Shares required to satisfy the Grantee’s and/or the Company’s withholding obligations for Tax-Related Items; however, the Grantee agrees that the Company may sell more Shares than necessary to satisfy the Tax-Related Items. Further, the Grantee will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan. The Grantee hereby consents to any action reasonably taken by the Company to satisfy his or her obligations for Tax-Related Items.
Finally, the Grantee agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares at vesting if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
10.Nature of Grant. In accepting the RSUs, the Grantee expressly acknowledges, understands and agrees to the following:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the RSUs is exceptional, voluntary, occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future RSUs or other awards, if any, will be at the sole discretion of the Company;
(d)    the Award of RSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship and shall not interfere with the ability of the Company and/or the Employer to terminate the Grantee’s status as a Service Provider, if any;
(e)    the Grantee is voluntarily participating in the Plan;
(f)    the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected salary or compensation for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement or welfare benefits, or any other payments, benefits or rights of any kind, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs resulting from termination of the Grantee’s as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Grantee is employed or otherwise rendering services, or the terms of the Grantee’s employment or service agreement, if any), and in consideration of the Award of the RSUs to which the Grantee is otherwise not entitled, the Grantee agrees not to institute any claim against the Company or the Employer;
(j)    for purposes of the Award of RSUs, the Grantee’s status as a Service Provider will be considered terminated as of the date the Grantee is no longer providing services to the Company or any Parent or

Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or rendering services or the terms of the Grantee’s employment or service agreement, if any), and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or rendering services or the terms of the Grantee’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the RSUs (including whether the Grantee may still be considered to be providing services while on a leave of absence).
(k)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted in consideration for, or in connection with the service the Grantee may provide as a director of a Subsidiary or Affiliate of the Company; and
(l)    neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the RSUs or any amounts due to the Grantee pursuant to the settlement of the RSUs or the subsequent sale of Shares acquired upon settlement.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee understands and agrees that he or she should advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Company, the Employer or any other Parent or Subsidiary for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(i)    The Grantee understands that the Company, Employer and any other Parent, or Subsidiary may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, Company identification number (used in the Company’s stock database), social insurance number, passport or other identification number, salary, date of hire and employment status, nationality, job title, any Shares or directorships held in the Company, details of all purchase rights, stock options, RSUs or any other entitlement to Company Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(ii)    The Grantee understands and agrees that Data may be transferred to E*Trade or any other broker or stock plan service provider that may be designated by the Company and any other third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, including in the United States, and that that the Grantee’s country may have different data privacy laws and protections than my country; provided however, that the Grantee’s Data is not transferred in instances where applicable law expressly prohibits the Grantee from consenting to such transfer, or makes it unlawful to require the Grantee’s consent to such transfer as a condition of participation. The

Grantee undertakes to provide any additional Data as may be required from time to time by E*Trade or other broker as may be designated by the Company in the future in order for them to maintain and/or modify the Grantee’s brokerage account or as otherwise may be required to provide brokerage services to Grantee.
(iii)    The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to E*Trade or any other broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon exercise or vesting, as applicable, of purchase rights, stock options, RSUs or other awards granted to the Grantee by the Company.
(iv)    The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and that such Data will be protected against unauthorized or unlawful processing and against accidental loss or destruction. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Microchip Human Resources Department in Chandler, Arizona, U.S.A. in writing. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to exercise or realize benefits from purchase rights, stock options, restricted stock units or any other awards the Grantee may receive under the Plan, to satisfy any applicable taxes due in connection with the Grantee’s participation in the Plan or to otherwise participate in the Plan. The Grantee further understands that by refusing or withdrawing his or her consent, the Grantee will be unable to use his or her E*Trade account to view the status of the Grantee’s awards or to use the modeling features. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local human resources representative.
(v)    Finally, the Grantee acknowledges and agrees that the Company may, in its sole discretion, decide to deliver any documents related to any awards granted or Shares acquired under the Plan or participation in the Plan or future awards that may be awarded under the Plan by electronic means or request that the Grantee consent to participate in the Plan and agree to the collection, use and transfer of the Grantee’s Data in connection with the Plan by electronic means, including through the use of click-through electronic acceptance procedures. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company. The Grantee hereby specifically acknowledges and agrees that his or her acceptance of any documents or agreements provided under the Plan by means of a click-through acceptance procedure will constitute a valid and legally binding acceptance on the Grantee’s part of all terms and conditions contained in such documents or agreements.
13.Language. If the Grantee receives this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

14.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Grantee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
16.Administrator Authority. The Administrator has the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application thereof as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Grant Notice or this Agreement.
17.Notice Requirement. Where there is a legal requirement for any notice or document to be sent to any person by any other person, it shall be considered sent if an electronic transmission of the relevant information is sent in a form previously determined as being acceptable to the Administrator. For the avoidance of doubt, the Administrator may dispense with the requirement to tender a certificate on the issuance of Shares under an RSU Award where the Administrator authorizes any system permitting electronic notification.
18.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 2355 West Chandler Boulevard, Chandler AZ 85224, U.S.A. Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
20.Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions for the Grantee’s country set forth in the Appendix. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to the Grantee, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under this Award, to the extent that the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Entire Agreement; Governing Law. The Plan and Grant Notice are incorporated herein by reference. The Plan, Grant Notice and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee. The Company will administer the Plan from the United States of America. This Agreement, the Grant Notice and all Awards are governed by the internal substantive laws, but not the choice of law principles, of the State of Arizona, United States of America.
For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona and agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.
23.Severability. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
24.Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.
25.Insider Trading/Market Abuse Laws. The Grantee acknowledges that, depending on his or her country, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, including those imposed under the Company’s insider trading policy, and the Grantee is advised to consult with his or her own personal legal and financial advisors on this matter before taking any action related to the Plan.
26.Foreign Asset / Account Reporting Requirements, Exchange Controls. The Grantee acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Grantee understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Grantee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Grantee acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Grantee should consult his or her personal legal and tax advisors, as applicable, to ensure the Grantee’s compliance.
By the Grantee’s electronic acceptance of the Agreement, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Agreement. The Grantee has reviewed the Plan, the Grant Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan, the Grant Notice and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Grant Notice and this Agreement.

GRANTEE		MICROCHIP TECHNOLOGY INCORPORATED

Acceptance: By Electronic Agreement	By:	/s/ Steve Sanghi
Steve Sanghi, Chairman and CEO

APPENDIX

COUNTRY-SPECIFIC TERMS AND CONDITIONS OF THE
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNITS AGREEMENT

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
This Appendix contains additional terms and conditions that shall be applicable to the RSUs granted to the Grantee if he or she resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee relocated to another country after the RSUs are granted, the Grantee acknowledges and agrees that the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Grantee.
This Appendix may also include information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of July, 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Grantee vests in the RSUs or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s particular situation.
AUSTRALIA
RSUs Payable in Shares Only. Notwithstanding any discretion in the Plan, the RSUs will be settled in Shares only. The RSUs do not provide any right for the Grantee to receive a cash payment.
Australian Offer Document. The Grantee understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Australian Securities & Investments Commission ("ASIC") Class Order 14/1000 and relevant provisions of the Corporations Act 2001. Additional details are set forth in the Offer Document for the Offer of RSUs to Australian Resident Employees.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Grantee.
Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

AUSTRIA
Exchange Control Notification. If the Grantee holds Shares or cash (including proceeds from the sale of Shares) obtained through the Plan outside of Austria, the Grantee may be required to submit reports to the Austrian National Bank. An exemption applies if the value of the Shares on any given quarter does not exceed €30,000,000 or if the value of the Shares in any given year as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The deadline for filing the annual report is January 31 of the following year and the deadline for the quarterly report is the 15th of the month following the end of the respective quarter.
A separate reporting requirement applies when the Grantee sells Shares acquired under the Plan or receives a dividend. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceed €10,000,000, the movement and balances of all accounts must be reported monthly, on a prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
BELGIUM
Foreign Asset/Account Information Reporting. If the Grantee is a Belgian resident, the Grantee is required to report any security (e.g., Shares acquired under the Plan) or bank account (including any brokerage account held by you at E*Trade Financial or other stock plan service provider as may be selected by the Company in the future) held outside Belgium on Grantee's annual income tax return. In a separate report, the Grantee must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete this report are available on the National Bank of Belgium website. Belgian residents should consult with their personal tax advisors to determine their reporting obligations.
Stock Exchange Tax. From January 1, 2017, a stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will likely apply when the Shares are sold. The Grantee should consult with his personal tax advisor for additional details on his or her obligations with respect to the stock exchange tax.
Agreement for the Grantees in Belgium. Under Belgian tax law, if the Shares acquired at vesting of RSUs cannot be sold for two years from the Vesting Date, the fair market value of the Shares on the Vesting Date is deemed to be 100/120 (83 1/3%) of the actual fair market value of such shares for purposes of calculating the taxable amount. If the Grantee would like to take advantage of this favourable tax treatment, the Grantee must print, sign and return a copy of the Agreement Regarding a Two Year Lock Up Period for Shares Acquired Upon Vesting of Restricted Stock Units attached as Exhibit A to this Agreement by the deadline specified therein.
CANADA
RSUs Payable in Shares Only. Notwithstanding any discretion in the Plan, the RSUs will be settled in Shares only. The RSUs do not provide any right for the Grantee to receive a cash payment.
Termination of Employment. The following supplements replaces paragraph 10(j) of the Agreement:
Notwithstanding anything in the Plan or the Agreement to the contrary, for purposes of the RSUs, the Grantee’s status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or rendering services or the terms of the Grantee’s employment or service agreement, if any), as of the date that is the earliest of (i) the date of termination as a Service Provider, (ii) the date on which the Grantee receives a notice of termination of employment, and (iii) the date on which the Grantee is no longer actively providing services to the Company or the Parent or Subsidiary, and shall not include or be extended by any period following such day during which the Grantee is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or other payments or damages, where arising under statute, contract, or at common law. The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the RSUs (including whether the Grantee may still be considered to be providing services while on a leave of absence).
Securities Law Information. The Grantee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the NASDAQ Global Select Market).
Foreign Asset / Account Reporting. Any foreign property (including Shares and RSUs acquired under the Plan) must be reported to the Canada Revenue Agency on form T1135 (Foreign Income Verification Statement) if the total cost of the Grantee’s foreign property exceeds C$100,000 at any time in the year. Thus, if the C$100,000 cost threshold is exceeded by other foreign property held by the Grantee, the RSUs must be reported (generally at nil cost). For purposes of such reporting, Shares acquired under the Plan may be reported at their adjusted cost base (“ACB”). The ACB would normally equal the fair market value of the Shares at time of vesting, but if the Grantee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares.
The following terms and conditions apply if the Grantee is in Quebec:
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements paragraph 12 of the Agreement:
The Grantee hereby authorizes the Company (including any Parent, Subsidiary or Affiliate) and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, any Parent, Subsidiary or Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company, any Parent, Subsidiary or Affiliate to record and keep such information in the Grantee’s employment file.
English Language Provision. The following provision supplements paragraph 13 of the Agreement:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or directly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

CHINA
Deposit of Shares and Distribution of Dividends. Due to exchange control laws and regulations in the People’s Republic of China (“PRC”), if the Grantee is a PRC national, any Shares acquired at vesting of the RSUs will be deposited in an account established for Grantee by the Company (the “Account”) with E*Trade Financial or any successor broker designated by Company, in its sole discretion (the “Designated Broker”). Grantee must maintain the Shares issued to Grantee under the Plan in the Account and must not transfer the Shares to any person, broker or other account with the Designated Broker or to a brokerage account outside of the Designated Broker.
Any dividends related to Shares acquired under the Plan may, at the Company’s sole discretion, be deposited into an Account with the Designated Broker, or re-invested by Company on behalf of the Grantee.
Until such time as the Shares acquired at vesting of the RSUs are sold, the Grantee must maintain the Shares issued to Grantee under the Plan in the Account and must not transfer the Shares to another account with the Designated Broker or to a brokerage account outside of the Designated Broker. Due to local regulatory requirements, you agree that the Company may force the sale of the Shares within any time frame as the Company determines to be necessary or advisable for legal or administrative reasons.
Forfeiture and Sale upon Termination as a Service Provider. The following provision replaces paragraph 4 of the Agreement:
(a)    Notwithstanding any contrary provision of this Agreement or the Grant Notice, if the Grantee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.
(b)    The Grantee must sell all Shares acquired under the Plan on or before the date of termination as a Service Provider. Grantee hereby authorizes Company or the Designated Broker to sell such Shares on behalf of the Grantee without notice to or consent from the Grantee if Grantee has not sold all Shares so acquired as of the date of termination of service. The sale of Shares shall be carried out within a reasonable time of termination of service as determined by Company. The proceeds from such sale, net any Tax-Related Items and broker’s fees, shall be deposited in the Grantee’s bank account in China, or delivered to the Grantee in China through such other means determined by Company, in its discretion. The Grantee hereby releases and holds harmless Company and any Parent or Subsidiary, employees and agents (“Indemnitees”) from any loss that the Grantee may incur due to the timing of the sale of Shares by Company and acknowledges that the Company and the Employer are under no obligation to arrange for the sale of the Shares at any particular price and are not liable for any fluctuations in the trading price of the Shares and/or the U.S. dollar exchange rate.
(c)    If the Grantee does transfer Shares into an account to which Company has no visibility, then the Grantee will sell all Shares no later than the date of termination as a Service Provider and provide written evidence of such sale of Shares to Company within two (2) business days of the date of termination as a Service Provider. Such evidence must be in a form acceptable to Company.
(d)    The Grantee shall defend, hold harmless and indemnify Indemnitees from any and all penalties, damages, and costs that may be incurred by Indemnitees arising out of or in connection with the Grantee’s failure to comply with these obligations and any requirements under local exchange control laws applicable to him/her.

Exchange Control Restriction. The Grantee understands and agrees that, if he or she is a PRC national, due to exchange control laws and regulations in the PRC, the Grantee will be required to repatriate immediately to the PRC any cash proceeds from the sale of the Shares acquired under the Plan. The Grantee understands further that, under applicable laws and regulations, such repatriation may need to be effected through a special foreign exchange account established by the Company, or a Chinese Parent, Subsidiary or Affiliate,, and the Grantee consents and agrees that the proceeds from the sale of the Shares may be transferred to such special account before being delivered to the Grantee. Moreover, if the proceeds from the sale of the Shares are converted to local currency, the Grantee acknowledges that the Company (including its Parent and Subsidiary corporations) is under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. The Grantee agrees to bear the risk of any fluctuation in the U.S. dollar/local currency exchange rate between the date the Grantee realizes U.S. dollar proceeds from his or her participation in the Plan and the date that the Grantee receives cash proceeds converted to local currency. The Grantee also agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.
Foreign Asset/Account Reporting Information. The Grantee may be required to report to SAFE all details of your foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.
DENMARK
Nature of Grant. The following provision supplements paragraph 10 of the Agreement:
In accepting the RSUs, the Grantee acknowledges that he or she understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past service.
Notifications
Exchange Control Information. If the Grantee establishes accounts holding Shares or cash outside Denmark, the Grantee must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)
Securities/Tax Reporting Information. If the Grantee holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, the Grantee is required to inform the Danish Tax Administration about the account. For this purpose, the Grantee must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by the Grantee and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the Shares in the account without further request each year. By signing the Form V, the Grantee authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk/SKAT.aspx?oId=90030&vId=0.
In addition, if the Grantee opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, the Grantee is also required to inform the Danish Tax Administration about this account. To do so, the Grantee must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by the Grantee and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, Grantee authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk/SKAT.aspx?oId=73346&vId=0.
FINLAND
There are no country-specific provisions.
FRANCE
Consent to Receive Information in English. By accepting this Agreement providing for the terms and conditions of the RSUs, the Grantee confirms that he/she has read and understood the documents relating to this Award (i.e., the U.S. Plan and this Agreement), which were provided in English. The Grantee accepts the terms of those documents accordingly.
En acceptant de manière électronique le présent Contrat d’Attribution décrivant les termes et conditions de votre attribution d’Actions Gratuites, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (c’est-à-dire, le Plan Américain et le présent Contrat d’Attribution) qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.
Foreign Asset/Account Reporting Information. The Grantee may hold Shares acquired under the Plan outside of France, provided that the Grantee declares all foreign accounts, whether open, current or closed, on his or her annual income tax return. Failure to comply could trigger significant penalties.
Tax Information. The RSUs are not intended to qualify for the special tax and social security treatment in France under Section L. 225-177 to L. 225-186-1.
GERMANY
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In the event that Grantee makes or receives a payment in excess of this amount, the Grantee must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
HONG KONG
RSUs Payable in Shares Only. Notwithstanding any discretion in the Plan, the RSUs will be settled in Shares only. The RSUs do not provide any right for the Grantee to receive a cash payment.
Sale of Shares. In the event that the RSUs vest within six months of the Grant Date, the Grantee agrees that he or she will not sell any Shares thus acquired prior to the six-month anniversary of the Grant Date.
Securities Law Warning. WARNING: The offer of the RSUs and the Shares subject to the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company or its Subsidiaries participating in the Plan. The Grantee should be aware that the contents of this Agreement (including this Appendix), the Plan and any other RSU grant materials that the Grantee may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each Grantee and may not be distributed to any other person. The Grantee is advised to exercise caution in relation to this offer. If the Grantee is in doubt about any of the contents of this Agreement (including this Appendix) or the Plan or any other RSU grant materials, the Grantee should obtain independent professional advice.
HUNGARY
There are no country-specific provisions.
INDIA
Exchange Control Documentation. Due to Indian exchange control restrictions, Indian residents are required to repatriate the proceeds from the sale of Shares to India within 90 days of receipt and proceeds from any dividends within 180 days of receipt. The Grantee should receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited. The Grantee should retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India, the Employer or the Company requests proof of repatriation. It is the Grantee’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset / Account Reporting Notification. The Grantee is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Grantee’s annual tax return. It is the Grantee's responsibility to comply with applicable tax laws in India.
IRELAND
Director Notification Requirement. Directors, shadow directors and secretaries of the Company’s Irish Parent or Subsidiary corporation whose interest in the Company represents more than 1% of the Company’s voting share capital are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Parent or Subsidiary corporation in writing of their interest in the Company (e.g., RSUs, Shares, etc.) and the number and class of Shares or rights to which the interest relates within five days of the acquisition or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
ISRAEL
Trustee Arrangement. The Grantee understands and agrees that the RSUs offered are subject to and in accordance with the terms of the Plan, Israeli Subplan (the “Subplan”), Agreement and the Israel Beneficiary 102 Undertaking. The Grantee understands that the RSUs shall be allocated under the provisions of the track referred to as the “Capital Gain Route,” according to Section 102(b)(2) and 102(b)(3) of the Israeli Income Tax Ordinance (“Section 102”) and shall be held by the trustee for the periods stated in Section 102. The Grantee hereby confirms that he or she has: (i) read and understands the Plan, Subplan, Agreement and Israel Beneficiary 102 Undertaking; (ii) received all the clarifications and explanations that the Grantee has requested; and (iii) had the opportunity to consult with his or her advisers before accepting the Agreement. In the event of any inconsistencies between the provisions of this Israeli Appendix and the Agreement, the provisions of this Appendix shall govern the RSUs and any Shares and in no event shall any term require shareholder approval as set out in Section 21(b) of the Plan.
Limited Transferability. This provision supplements Section 7 of the Agreement:

Subject to the provisions of the Plan, Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favourable tax treatment for Capital Gain Route awards, the Grantee may not sell or transfer any RSU shares received upon vesting or received subsequently following any realization of rights until the lapse of the holding period required is met under Section 102. Notwithstanding the above, if any such sale or release occurs during the holding period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder will apply to and will be borne by the Grantee.
Issuance of Shares. This provision supplements paragraphs 5 and 8 of the Agreement:
If the vested RSUs are issued during the holding period, such Shares shall be restricted and held by E*Trade Financial or any successor broker and/or trustee designated by Company and the Trustee on the Grantee’s behalf. In the event that the vested RSUs are issued after the expiration of the holding period, the Grantee may freely sell the shares held by E*Trade Financial, provided that the Grantee first complies with any Tax-Related Items stipulated under this Agreement to the Trustee’s and the Company’s satisfaction, or in trust on the Grantee’s behalf to the Trustee.
Tax Obligations. This provision supplements paragraph 9 of the Agreement:
The Grantee hereby agrees to indemnify the Company (or any Subsidiary) and/or the Trustee and hold them harmless against and from any and all liability for any Tax-Related Items and other amounts, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such amounts from any payment made to the Grantee. Any reference to the Company or the Employer shall include a reference to the Trustee. The Grantee hereby undertakes to release the Trustee from any liability in respect of any action or decisions duly taken and bona fide executed in relation to the Plan or any RSUs or Shares acquired under the Plan. The Grantee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the Israeli Income Tax Ordinance.
The Grantee shall not be liable for the Employer’s components of payments to the national insurance institute, unless otherwise agreed by the Grantee and allowed by applicable tax laws. Furthermore, the Grantee agrees to indemnify the Company, the Employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon that Grantee has agreed to pay, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee for which the Grantee is responsible.
Notwithstanding anything to the contrary in the Agreement, no Tax-Related Items will be settled by withholding Shares, unless the ITA approves otherwise in writing.
Governing Law. This section supplements paragraph 22 of the Agreement:
To the extent any covenant, condition, or other provision of the Agreement and the rights of the Grantee hereunder are intended to be rights granted under Section 102 and therefore determined to be subject to Israeli law, such covenant, condition, or other provision of the Agreement shall be subject to applicable Israeli law, but shall in no way affect, impair, or invalidate any other provision of the Agreement, and the applicability of the Plan to such covenant, condition, or other provision of the Agreement.
Written Acceptance. The Grantee must print, sign and deliver the signed copy of the Israel Beneficiary 102 Undertaking within 45 days of the new hire grant date to: Microchip Technology Israel Ltd., Zarchin 10, Raanana, P.O Box 4319, 43662. If the Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the RSUs may not qualify for preferential tax treatment.

Securities Law Information. The grant or RSUs does not constitute a public offering under the Securities Law, 1968.

MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN

ISRAEL BENEFICIARY 102 UNDERTAKING

If the Grantee has not already executed an Israel Beneficiary 102 Undertaking in connection with grants made under the Israeli Subplan, the Grantee must print, sign and deliver the signed copy of this Israel Beneficiary 102 Undertaking within 45 days of the new hire grant date to: Microchip Technology Israel Ltd., Zarchin 10, Raanana, P.O Box 4319, 43662. If the Company does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the RSUs may not qualify for preferential tax treatment.

1.
I hereby agree that any shares (the “Shares”) (as defined by Section 102 of the Income Tax Ordinance [New Version], 1961) (the “Tax Ordinance”) issued to me by Microchip Technology Incorporated according to and under the terms and conditions of the Plan and the Israeli Subplan adopted by Microchip Technology Incorporated as of 13 December 2013 (collectively, the "Plan") are granted to me to qualify under the capital gain tax treatment in accordance and pursuant to Section 102(b)(2) of the Tax Ordinance after 132 amendment (“Section 102”) and the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003 (the “Rules”) unless I am otherwise notified subject to Microchip Technology Incorporated’s absolute discretion to change such election on future grants and subject to the Tax Authorities’ approval.

2.
I declare and confirm that I am familiar with the terms of Section 102, the Rules, and the implications and consequences of the chosen tax arrangement with respect to the Shares, and consent that all the terms and conditions set forth in Section 102 and the Rules, as shall be amended from time to time, shall apply to me and bind me.

3.
I hereby declare and confirm that I am familiar with the provisions of the trust agreement signed between Microchip Technology Israel Ltd. and Tamir Fishman Trusts 2004 Ltd. (the "Trustee") (the “Trust Agreement”), including the deed of trust, attached to the Trust Agreement and constitute an integral part thereto (“Deed of Trust”), and I consent that the Trust Agreement and the Deed of Trust shall fully bind me.

4.
Without derogating from the generality of the aforesaid, I agree that the Shares will be deposited in trust with the Trustee and be held in trust in accordance with Section 102, the Rules and the Trust Agreement.

5.
I hereby declare and consent that any and all the rights that I shall be entitled to with respect to the Shares, including, without limitation, dividend and shares issued pursuant to adjustments made by Microchip Technology Incorporated and shall be subject to Section 102, the Rules and the Trust Agreement.

6.
Without derogating from the generality of the aforesaid, I acknowledge that during the “Holding Period” as determined by the Tax Ordinance I am prevented from selling the Shares, or releasing them from the Trustee, before the termination of the

“Holding Period” and I understand the tax implications and consequences that may be applied as a result of breaching such obligation, as set by Section 102, which I am familiar with.

7.	If I will cease to be an Israeli resident or if my employment will be terminated for any reason, the Shares shall remain subject to Section 102, the Rules and the Trust Agreement.

8.
I hereby agree that any tax liability whatsoever arising from the grant, vesting of any restricted stock units, the sale of Shares, the release of Shares from the Trustee or any other event or act with respect to the Shares granted to me, shall be borne solely by me. I declare and consent that the Microchip Technology Incorporated, Microchip Technology Israel Ltd. and/or the Trustee shall make any tax payment due, out of the proceeds of any sale of Shares, to any tax authority, according to Section 102, the Rules, the Trust Agreement or any other compulsory payments or applicable law.

9.
I understand that this grant of Shares under the capital gain track is conditioned upon the receipt, inter alia, of all required approvals from the tax authorities. Accordingly, to the extent that for whatever reason Microchip Technology Israel Ltd. shall not be granted an approval by the Israeli Tax Authorities under Section 102, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of stocks; I hereby declare and consent for the Microchip Technology Incorporated, Microchip Technology Israel Ltd. and/or the Trustee to deduct any tax payment due, out of the proceeds of any sale of Shares, for any payment to the tax authorities, according to the Rules, or any other applicable compulsory payments.

10.
I confirm that Microchip Technology Incorporated and/or the Trustee shall not be required to release any proceeds deriving from the sale of Shares, to me, until all required tax payments according to Section 102, the Rules and the Trust Agreement, including any other compulsory payments, or applicable law, have been fully assured.

11.
I acknowledge that the Trustee is not a tax advisor and it is recommended that I consult a tax advisor before I accept this letter, any restricted stock units vest, sell any Shares or release them from the Trustee, or any other act.

12.
I agree to indemnify Microchip Technology Incorporated, Microchip Technology Israel Ltd. and/or the Trustee and to hold them harmless against and from any and all liability for any damage and/or loss and/or expense that might occur regarding the tax liability and/or the execution of the Trust Agreement.

13.	I hereby agree to bear all the applicable fees and commissions involved in establishing and maintaining trust account in the Trustee’s name, and in performing any action in the trust account.

14.	I hereby agree to sign any document reasonably required at the company’s and/or the Trustee’s request.

15.
I hereby confirm that I read this letter thoroughly, received all the clarifications and explanations I requested, I understand the contents of this letter and the obligations I undertake in signing it.

Name of the Beneficiary	I.D. Number	Signature

ITALY
Data Privacy Notice. The following provision replaces paragraph 12 of the Agreement:
The Grantee understands that the Employer, the Company and any Parent and/or Subsidiary may hold certain personal information about Grantee, including, without limitation, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any directorships held in the Employer, the Company and any Parent and/or Subsidiary, any Shares owned, details of all RSUs, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, managing, and administering the Plan (“Data”).
The Grantee also understands that providing the Company with Data is necessary for the performance of the Plan and that the Grantee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan. The Controller of personal data processing is Microchip Technology Incorporated at 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Microchip Technology SRL with registered offices at Via Pablo Picasso 41, 20025 Legnano (MI) Italy.
The Grantee understands that Data will not be publicized, but it may be transferred to E*Trade Financial (or one of its affiliates) or such other stock plan service provider as may be selected by the Company in the future (any such entity, “Broker”), or other third parties involved in the management and administration of the Plan. The Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Grantee further understands that the Company and/or any Parent and/or Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering, and managing the Grantee’s participation in the Plan, and that the Company or a Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to the Broker or other third party with whom the Grantee may elect to deposit any Shares acquired at vesting of the RSUs. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Grantee’s participation in the Plan. The Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
The Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Grantee’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. The Grantee understands that, pursuant to paragraph 7 of the Legislative Decree no. 196/2003, the Grantee has the right to, without limitation, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.
Furthermore, the Grantee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Grantee’s local human resources representative.
Grant Terms Acknowledgment. By accepting the RSUs, the Grantee acknowledges having received and reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.
The Grantee further acknowledges having read and specifically approves the following paragraphs of the Agreement: paragraph 9 (“Tax Obligations”), paragraph 10 (“Nature of Grant”), paragraph 13 (“Language”), paragraph 22 (“Entire Agreement; Governing Law”), and the “Data Privacy Notice” provision set forth above in this Appendix.
Foreign Asset / Account Reporting. Italian residents who, at any time during the fiscal year, hold foreign financial assets (e.g., cash, Shares, etc.) which may generate income taxable in Italy are required to report such investments or assets on their annual tax returns (Form UNICO, Schedule RW) or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad.
Foreign Asset Tax Information. The value of financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax, at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year. No tax payment duties arise of the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed €12.

JAPAN
Foreign Asset / Account Reporting Notification. Details of any assets held outside Japan (including Shares acquired under the Plan) as of December 31 of each year must be reported to the tax authorities on an annual basis, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report is due by March 15 each year. The Grantee should consult with his or her personal tax advisor as to whether the reporting obligation applies to Grantee and whether the Grantee will be required to report details of any outstanding RSUs or Shares held by Grantee in the report.
KOREA

Exchange Control Notification. Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of any dividends in a single transaction are required to repatriate the proceeds to Korea if the grants were made prior to July 18, 2017. The Grantee should consult with his or her personal tax advisor to ensure compliance with the repatriation requirements, if applicable.
Foreign Asset / Account Reporting Notification. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Shares) in countries that have not entered into an "intergovernmental agreement for automatic exchange of tax information" with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Grantee should consult his or her personal tax advisor regarding reporting requirements in Korea, including whether or not there is an applicable inter-governmental agreement between Korea and any other country where the Grantee may hold any Shares or cash acquired in connection with the Plan.
MALAYSIA
Data Privacy Acknowledgement. This provision replaces in its entirety paragraph 12 of the Agreement:

The Grantee hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the employer, the Company and any Parent or affiliate corporation or any third parties authorized by same in assisting in the implementation, administration and management of the Grantee’s participation in the Plan.

Penerima Anugerah dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah dalam Pelan tersebut.

The Grantee may have previously provided the Company and the employer with, and the Company and the employer may hold, certain personal information about the Grantee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Grantee’s participation in the Plan, details of all RSUs or any other entitlement to Shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, Penerima mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Penerima dalam Pelan tersebut, butir-butir semua Unit Saham Terbatas atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Penerima (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

The Grantee also authorizes any transfer of Data, as may be required, to E*Trade Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting and settlement of the RSUs are deposited. The Grantee acknowledges that these recipients may be located in his or her country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Grantee’s country, which may not give the same level of protection to Data. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Grantee authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Grantee’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details Amy Choi 85229435126, Amy.Choi@microchip.com. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to the Grantee or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Penerima juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada E*Trade Corporate Financial Services, Inc. atau pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan syer-syer Saham yang diperolehi melalui pemberian hak dan penyelesaian Unit-unit Saham Terbatas. Penerima mengakui bahawa penerima-penerima ini mungkin berada di negara Penerima atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Penerima faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Penerima memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Penerima dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan.

Director Notification Obligation. If the Grantee is a director of the Company’s Malaysian Parent or Subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent or Subsidiary in writing when the Grantee receives or disposes of an interest (e.g., RSUs, Shares) in the Company or any Parent or Subsidiary. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any Parent or Subsidiary.
MEXICO
No Entitlement or Claims for Compensation. These provisions supplement paragraph 10 of the Agreement:
Modification. By accepting the RSUs, the Grantee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Award of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Grantee and the Company since the Grantee is participating in the Plan on a wholly commercial basis and the sole employer is Microchip Technology Mexico, S.DE R.L. DE C. V. nor does it establish any rights between the Grantee and the Employer.
Plan Document Acknowledgment. By accepting the RSUs, the Grantee acknowledges that he/she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the Agreement, the Grantee further acknowledges that the Grantee has read and specifically and expressly approve the terms and conditions in paragraph 10 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent or Subsidiary are not responsible for any decrease in the value of the Shares underlying the RSUs.
Finally, the Grantee hereby declares that he/she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Grantee’s participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent or Subsidiary with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 10 del Acuerdo:
Modification. Al aceptar las Unidades de Acción Restringida, usted reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.

Declaración de Política. El Otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas en 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Microchip Technology Mexico, S.DE R.L. DE C. V. en caso de ser aplicable, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación, apartado 10 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.
Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante o Subsidiaria con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.
PHILIPPINES
Securities Law Notice. The offer under the Plan is being made pursuant to an exemption from registration under Section 10.2 of the Philippines Securities Regulation Code that has been approved by the Philippines Securities and Exchange Commission.
The risks of participating in the Plan include (without limitation), the risk of fluctuation in the price of the Shares on the NASDAQ Global Select Market and the risk of currency fluctuations between the U.S. Dollar and the Grantee’s local currency. The value of any Shares the Grantee may acquire under the Plan may decrease below the value of the Shares at vesting (on which the Grantee is required to pay taxes) and fluctuations in foreign exchange rates between the Grantee’s local currency and the U.S. Dollar may affect the value any amounts due to the Grantee pursuant to the subsequent sale of any Shares acquired upon vesting. The Company is not making any representations, projections or assurances about the value of the Shares now or in the future.
For further information on risk factors impacting the Company's business that may affect the value of the Shares, the Grantee may refer to the risk factors discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov/, as well as on the Company's website at http://www.microchip.com/doclisting/investorshome.aspx. In addition, that Grantee may receive, free of charge, a copy of the Company's Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company's stockholders by contacting Debbie Wussler at Microchip Technology Incorporated. The telephone number at the executive offices is 480-792-7373.
Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom the Grantee may transfer the Shares), provided that such sale takes place outside of the Philippines through the facilities of the NASDAQ Global Select Market on which the Shares are listed.
POLAND
Exchange Control Information. If the Grantee holds foreign securities (including Shares) and maintains accounts abroad, the Grantee may be required to file certain reports with the National Bank of Poland. Specifically, if the value of the securities and cash held in foreign accounts exceeds PLN 7 million, the Grantee must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.
ROMANIA
Language Consent.  By accepting the grant of RSUs, the Grantee acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the documents related to the grant, which were provided in the English language.  The Grantee accepts the terms of those documents accordingly.
Consimtamant cu privire la limba. Prin acceptarea acordarii de RSU-uri, the Granteeul confirma ca acesta sau aceasta are un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, a citit si confirma ca a inteles pe deplin termenii documentelor referitoare la acordare, care au fost furnizate in limba engleza. the Granteeul accepta termenii acestor documente in consecinta.
Exchange Control Information. If the Grantee deposits the proceeds from the sale of Shares issued to him or her at vesting and settlement of the Award in a bank account in Romania, the Grantee may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. The Grantee should consult his or her personal advisor to determine whether he or she will be required to submit such documentation to the Romanian bank.
SINGAPORE
Securities Law Information. The RSUs are being granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Grantee should note that the RSUs are subject to section 257 of the SFA and that the Grantee will not be able to make any subsequent sale of the Shares in Singapore or any offers of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) more than six months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the condition of, any other applicable provisions of the SFA.
Chief Executive Officer and Director Notification Obligation. If the Grantee is the chief executive officer (“CEO”), director, associate director or shadow director of a Singapore Parent or Subsidiary, the Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Parent or Subsidiary in writing when the Grantee receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, the Grantee must notify the Singapore Parent or Subsidiary when the Grantee sells Shares of the Company or any Parent or Subsidiary (including when the Recipient sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Parent or Subsidiary. In addition, a notification must be made of the Grantee’s interests in the Company or any Parent or Subsidiary within two business days of becoming the CEO, director, associate director or shadow director.
SPAIN
Termination of Employment. The RSUs provide a conditional right to Shares and may be forfeited or affected by the Grantee’s termination of employment, as set forth in the Agreement. For avoidance of doubt, the Grantee’s rights, if any, to the RSUs upon termination of employment shall be determined as set forth in the Agreement, including, without limitation, where (i) the Grantee is deemed to be constructively dismissed or unfairly dismissed without good cause; (ii) the Grantee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) the Grantee terminates employment due to a change of work location, duties or any other employment or contractual condition (except as otherwise expressly set forth in the Agreement); or (iv) the Grantee terminates employment due to the Company’s or any of its Subsidiaries’ unilateral breach of contract. Consequently, the termination of the Grantee’s employment for any of the above reasons shall be governed by the terms of the Agreement, unless otherwise determined by the Company, in its sole discretion.
Labor Law Acknowledgment. By accepting the RSUs, the Grantee acknowledges that he or she understands and agrees to the terms and conditions applicable to participation in the Plan and that he or she has received a copy of the Plan.
The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or any Parent or Subsidiary of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary on an ongoing basis, other than as expressly set forth in the Plan and the Agreement. Consequently, the Grantee understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSUs and the underlying Shares is unknown and unpredictable. In addition, the Grantee understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Grantee understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the RSUs shall be null and void.

Exchange Control Information. It is the Grantee’s responsibility to comply with exchange control regulations in Spain. The Grantee must declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed a D-6 form in January for Shares owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceed €1,502,530, a declaration must be filed within one month of the acquisition or sale, as applicable.
When receiving foreign currency payments in excess of €50,000 derived from the ownership of Shares (e.g., as a result of the sale of the Shares or the receipt of dividends), the Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Grantee will likely need to provide the institution with the following information: (i) the Grantee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any additional information that may be required.
Further, the Grantee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Foreign Asset/Account Reporting Information. To the extent that the Grantee holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Grantee will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000.
Securities Law Information. The RSUs and the Shares issued upon vesting do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement, including this Appendix, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Securities Law Notification. The grant of the RSUs and the issuance of any Shares is not intended to be a public offering in Switzerland. Neither this document nor any other materials relating to the RSUs constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the RSUs have been or will be filed with, or approved or supervised by, any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN
Data Privacy Acknowledgement. The Grantee hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in paragraph 12 of the Agreement and by participating in the Plan, the Grantee agrees to such terms. In this regard, upon request of the Company or the Employer, the Grantee agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Grantee's country, either now or in the future. The Grantee understands he or she will not be able to participate in the Plan if the Grantee fails to execute any such consent or agreement.
Securities Law Information. The grant of the RSUs and the Shares to be issued pursuant to the Plan are available only for eligible Service Providers. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.
Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including funds to purchase or proceeds from the sale of Shares) into and out of Taiwan up to US$5 million per year without submission of supporting documentation. If the transaction amount is TWD$500,000 or more in a single transaction, Taiwanese residents are required to submit a foreign exchange transaction form and if the transaction amount is US$500,000 or more in a single transaction, such residents may be required to provide supporting documentation to the satisfaction of the remitting bank. The Grantee is personally responsible for complying with exchange control restrictions in Taiwan.

THAILAND
Exchange Control Notification. Thai resident the Grantees realizing US$50,000 or more in a single transaction from the sale of Shares issued to the Grantee following the vesting and settlement of RSUs must repatriate the proceeds to Thailand and then either convert such proceeds into Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation.  Further, for repatriated proceeds of US$50,000 or more, the Grantee must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.  If the Grantee fails to comply with these obligations, the Grantee may be subject to penalties assessed by the Bank of Thailand. The Grantee is personally responsible for complying with exchange control restrictions in Thailand. Because exchange control regulations change frequently and without notice, the Grantee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Thailand.
UNITED KINGDOM
RSUs Payable in Shares Only. Notwithstanding any discretion in the Plan, the RSUs will be settled in Shares only. The RSUs do not provide any right for the Grantee to receive a cash payment.
Tax Obligations. The following provision supplements paragraph 9 (“Tax Obligations”) of the Agreement:
Without limitation to paragraph 9 of the Agreement, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that the Company or the Employer are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.
Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Grantee understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Grantee within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs, in case the indemnifications would be considered to be a loan. In this case, the income tax not collected or paid may constitute a benefit the Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Grantee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit. If the Grantee fails to comply with his or her obligations in connection with the income tax as described in this section, the Company may refuse to deliver the Shares to the Grantee without any liability to the Company or the Employer.
Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to the Grantee. As a condition of vesting of the RSUs, the Grantee agrees to accept any liability for secondary Class 1 national insurance contributions, which may be payable by the Company or the Employer in connection with the RSUs (“Employer NICs”). To accomplish the foregoing, the Grantee agrees to enter into an election between himself or herself and the Employer (the “Election”), by printing, signing and returning the form approved for such Election by HMRC and attached as Exhibit B to this Agreement to the Human Resources Manager prior to vesting of the RSUs. The Grantee further agrees to enter into any other consents or elections required to accomplish the transfer of the Employer NICs to the Grantee, prior to vesting of the RSUs. The Grantee further agrees to enter into such other joint elections as may be required between himself or herself and any successor to the Company and/or the Employer. If the Grantee does not enter into an Election prior to the vesting of the RSUs, the Grantee will permanently forfeit the RSUs without any liability to the Company and/or the Employer and any Shares that have been issued upon vesting will be returned to the Company at no cost to the Company.
The Grantee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in paragraph 9 of the Agreement, as supplemented above.

*    *    *

EXHIBIT A

AGREEMENT
FOR PARTICIPANTS IN BELGIUM

AGREEMENT REGARDING A TWO YEAR LOCK-UP PERIOD
FOR SHARES ACQUIRED UPON VESTING OF RESTRICTED STOCK UNITS

If you have not already executed an Agreement for the Grantees in Belgium ("Agreement") and would like to benefit from the favourable tax regime provided for in the Circular (as defined below), please print, sign and return this Agreement to Microchip Technology Incorporated, 2355 W. Chandler Blvd., Chandler, AZ 85224-6199 U.S.A., c/o Tricia Bajaj, within 120 calendar days from the grant date specified in the Notice of Grant of Restricted Stock Units. Please also retain a copy of this Agreement for your files.

BETWEEN

1)	Microchip Technology Incorporated, 2355 W. Chandler Blvd., Chandler, AZ 85224-6199 U.S.A. (hereafter "Microchip"); and

2)	NAME: _________________________

ADDRESS:     _________________________

(hereafter the "Grantee", and, together with Microchip, the "Parties")

WHEREAS

Microchip has granted on the grant date set forth in the applicable Notice of Grant of Restricted Stock Units ("Grant Notice") a number of restricted stock units to the Grantee subject to the terms and conditions in the Microchip Technology Incorporated 2004 Equity Incentive Plan (the "Plan"), the Grant Notice and the Restricted Stock Units Agreement (the "RSU Grant");

This Agreement is also intended to cover any subsequent grant of restricted stock units that may be made under the Plan, in the sole discretion of Microchip, on or after the Effective Date (as defined below) ("Subsequent Grant"); and

The Grantee would like to benefit from the favourable tax regime provided for in Administrative Circular nr. Ci.RH.241/467.450 of June 21, 1995 (the "Circular") with respect to the shares of common stock of Microchip which he/she will acquire upon the vesting of the aforementioned RSU Grant and any Subsequent Grant;

Microchip Technology Incorporated    2004 Equity Incentive Plan    Page 1 out of 2

PARTIES HAVE AGREED AS FOLLOWS:

The shares that will be delivered to the Grantee upon vesting of the RSU Grant and any Subsequent Grant will be subject to a two year lock-up period, starting from the date of vesting of the relevant grant, during which the Grantee cannot sell or otherwise transfer the respective shares.

The Parties reserve the right to terminate this Agreement in its entirety, or as far as it relates to any particular grant, at any time prior to the Vesting Date specified in the relevant Grant Notice. Notice of termination must specify the grant date of the RSU Grant and/or Subsequent Grant to which it is intended to apply. The Parties understand that termination shall disqualify the Grantee from the favourable tax regime provided for in the Circular with respect to shares of common stock of Microchip which he/she will acquire upon the vesting of only the particular grant(s) specified in the notice of termination. Notice of termination shall be provided to Microchip by email to #stockplans@microchip.com.

This Agreement shall be effective as of the date this Agreement is received by Microchip (the "Effective Date").

COMPANY

Signature:
Steve Sanghi, Chairman of the Board & CEO
Microchip Technology Incorporated

GRANTEE

Signature:

Printed Name:

Date:

Made in:
City, Country

Microchip Technology Incorporated    2004 Equity Incentive Plan    Page 2 out of 2

EXHIBIT B
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
(UK Employees)
Important Note on the Election to Transfer Employer NICs

As a condition of participation in the Plan and the grant of RSUs over Shares granted under the Microchip Technology Incorporated 2004 Equity Incentive Plan (the “Plan”), you are required to enter into an Election to transfer to you any liability for employer’s National Insurance Contributions ("NICs") that may arise in connection with your participation in the Plan.
By entering into the Election:

•	you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan with respect to RSUs granted under the Plan will be transferred to you;

•
you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient Shares acquired pursuant to your awards; and

•
you acknowledge that even if you have clicked on the [“ACCEPT”] box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

Election To Transfer the Employer’s National Insurance Liability to the Employee
1.    Parties
This Election is between:

(A)
Employee Name (the “Employee”), who is eligible to receive Restricted Stock Units granted by Microchip Technology Incorporated of 2355 Chandler Blvd., Chandler, Arizona 85224, United States (the “Company”) pursuant to the terms and conditions of the 2004 Equity Incentive Plan (the "Plan"), and

(B)
Microchip Limited (registered number 2189500) with registered office at Microchip House, 720 Wharfedale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TP, United Kingdom (the “Employer”), which employs the Employee.

2.    Purpose of Election

2.1	This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on:

(i)	the acquisition of securities pursuant to the Restricted Stock Units; and/or

(ii)	the assignment or release of the Restricted Stock Units in return for consideration; and/or

(iii)	the receipt of any other benefit in money or money’s worth in connection with the Restricted Stock Units; and/or

(iv)	post-acquisition charges relating to the Restricted Stock Units; and/or

(v)	post-acquisition charges relating to the Restricted Stock Units,
(each, a “Taxable Event”) pursuant to section 4(4)(a) and/or paragraph 3B(1A) of the Social Security Contributions and Benefits Act 1992.

2.2	This Election applies to all Restricted Stock Unit awards granted to the Employee under the Plan on or after 23rd December 2005 up to the termination date of the Plan.

2.3
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.    The Election
This joint election does not apply with respect to any liability arising as a result of U.K. anti-avoidance legislation. The Employee and the Employer jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by signing this Election he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.
4.    Payment of the Employer’s Liability

4.1	The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Restricted Stock Units; and/or

(iii)	by any other means specified in the applicable award agreement.

4.2	The Employer hereby reserves for itself and the Company the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.

4.3
The Employer agrees to remit the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically)

5.    Duration of Election

5.1
The Employee and the Employer agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Employer agree in writing that it should cease to have effect;

(ii)	on the date the Employer serves written notice on the Employee terminating its effect;

(iii)	on the date the HM Revenue and Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer's Liability in respect of the entirety of the Restricted Stock Units to which this Election relates, such that the Election ceases to have effect in accordance with its terms.

5.3	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Schedule of Employer Companies
The employing companies to which this Election relates are:

NAME	ADDRESS

Microchip Limited	Microchip House
720 Wharfedale Road
Winnersh Trinagle
Wokingham
Berkshire
RG41 5TP
United Kingdom